Exhibit 99.1

QURATE RETAIL, INC. REPORTS

SECOND QUARTER 2022 FINANCIAL RESULTS

Englewood, Colorado, August 5, 2022 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported second quarter 2022 results (1).

“Our second quarter results reflected lower demand driven by similar factors impacting all of retail including inflation, the war in Ukraine and rising interest rates, as well as supply chain challenges and downstream impacts from last December’s fire at our Rocky Mount, NC fulfillment center that affected our merchandise availability and operational efficiency,” said David Rawlinson, President and CEO of Qurate Retail.

“We have already begun implementation of our turnaround plan and are pleased to report several key developments. First, we unveiled Project Athens in June, a three-year plan to re-establish revenue stability, margin expansion and incremental free cash flow generation at Qurate Retail. Second, we augmented our executive leadership talent with the addition of a President for our streaming business and a Chief Merchandise Officer for QVC US. We look forward to introducing these individuals soon. Third, we took action to unlock value, monetizing real estate assets to optimize our balance sheet, increase liquidity and reduce debt. Fourth, we saw early signs of stabilization and the rate of revenue decline moderated at QxH in the quarter. We are motivated and confident in our ability to deliver on Project Athens from a bolstered balance sheet position, and we look forward to reporting future progress.”

Second quarter 2022 operating results:

●	Qurate Retail revenue decreased 16% to $3.0 billion
●	In constant currency(2) revenue decreased 13%
●	eCommerce revenue decreased 17% to $1.8 billion or 61% of total revenue
●	Qurate Retail reported diluted EPS of $0.53
●	Adjusted diluted EPS(3) of $0.12
●	QxH revenue decreased 12%
●	QVC International revenue decreased 19%
●	In constant currency, revenue decreased 8%
●	Zulily revenue decreased 45%
●	Cornerstone revenue increased 4%

Other business headlines:

●	Completed cash tender for $536 million principal amount, or 71%, of 4.375% Senior Secured Notes due 2023
●	Received $100 million of insurance proceeds in second quarter related to Rocky Mount, NC fulfillment center fire, with additional $50 million received after quarter-end
●	Completed sale and leaseback and lease modification of six US properties for gross consideration of $783 million
●	In June, received $340 million related to Ontario, California fulfillment center (including cash and items discussed below)
●	Subsequent to quarter end in July, received $443 million related to five other US properties
●	Cash proceeds used to repay borrowings under QVC bank credit facility upon each closing

Corporate Updates

On June 28, 2022, QVC, Inc. (“QVC”) completed a modification of the lease that resulted in a sale and leaseback for US GAAP purposes of QVC’s Ontario, California fulfillment center. QVC received aggregate consideration of $340 million, which includes a cash payment of $250 million, forgiveness of the remaining financing obligation of $84 million and $37 million of a right-of-use asset, offset by $31 million of an operating lease liability. The annual impact to adjusted OIBDA(3) related to the lease modification will be approximately $14 million.

Subsequent to quarter end on July 15, 2022, QVC and certain of its subsidiaries entered into a sale and leaseback agreement with an investment vehicle managed by Oak Street, a division of Blue Owl, for five existing properties in Pennsylvania, South Carolina, Tennessee and Virginia. Under the terms of the agreement, QVC received a cash payment of $443 million, net of fees and other expenses. The annual impact to adjusted OIBDA related to the sale and lease back transactions will be approximately $33 million.

As a result of the foregoing transactions, the aggregate impact to QxH adjusted OIBDA is expected to be approximately $47 million annually assuming all of the related leases are in effect. The weighted average tenor of lease agreements across the six properties is approximately 19 years. Aggregate after-tax proceeds recognized upon the sales were approximately $685 million.

Cash proceeds received by QVC were used to repay borrowings under its bank credit facility upon each closing. The gain from each property sale in the relevant measurement period is included in operating income and within the covenant calculations under QVC’s bank credit facility.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2022 to the same period in 2021.

SECOND QUARTER 2022 FINANCIAL RESULTS

(amounts in millions)	2Q21	2Q22	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,989	$1,754	(12)%
QVC International	791	638	(19)%	(8)%
Zulily	397	220	(45)%
Cornerstone	327	341	4%
Total Qurate Retail Revenue	$3,504	$2,953	(16)%	(13)%

Operating Income (Loss)
QxH(b)	$295	$361	22%
QVC International	127	81	(36)%	(27)%
Zulily(c)	(15)	(51)	NM
Cornerstone	44	36	(18)%
Unallocated corporate cost	(18)	(9)	50%
Total Qurate Retail Operating Income (Loss)	$433	$418	(3)%

Adjusted OIBDA (Loss)
QxH	$391	$232	(41)%
QVC International	144	95	(34)%	(24)%
Zulily	9	(18)	NM
Cornerstone	52	44	(15)%
Unallocated corporate cost	(15)	(6)	60%
Total Qurate Retail Adjusted OIBDA (Loss)	$581	$347	(40)%	(38)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the second quarter of 2022, QxH incurred (i) a $15 million write-down related to inventory at its Rocky Mount, NC fulfillment center included in cost of goods sold and (ii) a $240 million gain on sale related to the modification of the lease of its Ontario, CA distribution center. These items are included in operating income and excluded from adjusted OIBDA.
c)	Zulily recorded $6 million of restructuring charges during the second quarter of 2022 that are included in operating income and excluded from adjusted OIBDA.

SECOND QUARTER 2022 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	2Q21	2Q22
Net income	$222	$203
Adjusted net income(a)	$232	$47

Basic weighted average shares outstanding ("WASO")	410	381
Potentially dilutive shares	13	1
Diluted WASO	423	382

GAAP EPS(b)	$0.52	$0.53
Adjusted EPS(a)	$0.54	$0.12

a)	See reconciling schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined primarily due to a 9% decrease in units shipped, reflecting supply chain challenges and downstream impacts from the December fire at its Rocky Mount, NC fulfillment center, weakened consumer sentiment due to inflation and a decrease in shipping and handling revenue. Average selling price declined 3% reflecting a mix shift away from higher price point electronics. Although total customer count declined, QxH experienced a 5% increase in average spend per customer and an 8% increase in items purchased per customer. QxH reported declines primarily in home, electronics, beauty and accessories.

Operating income margin increased primarily due to the aforementioned $240 million gain on sale related to the modification of the lease of QVC’s Ontario, California fulfillment center, partially offset by an additional $15 million in write-down of inventory at the Rocky Mount facility, described below. Adjusted OIBDA margin(3) decreased primarily due to higher fulfillment (freight and warehouse), inventory obsolescence, fixed costs and bad debt expenses. These pressures were partially offset by lower incentive compensation accruals and higher product margins.

On December 18, 2021, QVC experienced a fire at its Rocky Mount, NC fulfillment center. QVC has elected not to rebuild the facility; however, it is still in the process of determining future plans for the property. QVC has taken steps to mitigate disruption to its operations including diverting inbound orders, leveraging its existing fulfillment centers and supplementing these facilities with short-term leased space as needed. While the company has taken steps to minimize the overall impact to its business, it experienced elevated warehouse and logistics costs during the three months ended June 30, 2022 and anticipates these increased warehouse and logistics costs to continue during 2022.

During the three months ended June 30, 2022, QVC incurred an additional $1 million in fire related costs, net, primarily related to personnel costs and legal fees, that will not be reimbursed by QVC’s insurance policies and are included in operating income, and $24 million of other fire related costs for which recovery was deemed probable based on the company’s insurance policies. QVC received an additional $100 million of insurance proceeds in the second quarter of 2022. While there can be no assurance, based on the provisions of QVC’s insurance policies and discussions with insurance carriers, QVC determined that recovery of certain fire related costs is probable, and has recorded an insurance receivable with a balance of $66 million as of June 30, 2022 (see Schedule 4). Subsequent to quarter end, QVC received an additional $50 million of insurance proceeds and in total has received $250 million of insurance proceeds since December 2021.

QVC is still in the process of assessing the extent of damage to property and recoverability of inventory and submitting relevant insurance claims. During the three months ended June 30, 2022, QVC recorded a $15 million write-down related to Rocky Mount inventory which was included in cost of goods sold in the quarter.  Due to the circumstances surrounding the write-down of the inventory, this write-down has been excluded from adjusted OIBDA. These write-downs are expected to be submitted as part of QVC’s business interruption insurance claim; however, there can be no assurance they will be recovered. QVC expects to continue to record additional costs and recoveries until the property damage and inventory recoverability assessment is completed and the insurance claim is fully settled.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 15% versus the Japanese Yen, 11% against the Euro and 10% versus the British Pound. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the second quarter of 2021.

QVC International’s constant currency revenue declined primarily due to a 6% decline in units shipped, reflecting weakened consumer sentiment driven by inflation and the invasion of Ukraine, which particularly affected QVC International’s European markets.  QVC International reported declines in all categories except apparel in constant currency.

Operating income and adjusted OIBDA margin decreased primarily due to lower product margins, deleverage of fulfillment expenses and higher fixed marketing costs, partially offset by lower incentive compensation accruals.

Zulily

Zulily revenue decreased primarily reflecting supply chain constraints and marketing inefficiencies due to cost inflation, which caused Zulily to reduce marketing spend, affecting its customer acquisition and retention.

Operating margin and adjusted OIBDA margin decreased primarily due to deleverage of fixed costs and fulfilment expenses, which was partially offset by lower marketing spend and higher product margins. Zulily recorded $6 million of restructuring charges during the second quarter of 2022 related to rightsizing its corporate staffing and exiting a fulfillment center. These restructuring charges are included in operating income and excluded from adjusted OIBDA.

Cornerstone

Cornerstone generated record second quarter revenue at each of its brands. This was primarily driven by solid growth in its home brands (Frontgate, Ballard Designs, and Grandin Road) with strong demand for bath, case goods, kitchen and home furniture, as well as demand for apparel and home textiles at Garnet Hill.

Operating income and adjusted OIBDA margin decreased primarily from higher freight and marketing costs, which were partially offset by product margin gains.

SECOND QUARTER 2022 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2Q21	2Q22	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue(b)	63.8%	67.5%	370	bps
Operating Income Margin (%)(c)	14.8%	20.6%	580	bps
Adjusted OIBDA Margin (%)(b)(c)	19.7%	13.2%	(650)	bps
Average Selling Price	$50.12	$48.67	(3)%
Units Sold			(9)%
Return Rate(d)	14.8%	14.8%	0	bps
eCommerce Revenue(e)	$1,176	$1,040	(12)%
eCommerce % of Total Revenue	59.1%	59.3%	20	bps
Mobile % of eCommerce Revenue(f)	66.1%	66.6%	50	bps
LTM Total Customers(g)	11.4	9.5	(17)%

QVC – International
Cost of Goods Sold % of Revenue	61.4%	64.1%	270	bps
Operating Income Margin (%)	16.1%	12.7%	(340)	bps
Adjusted OIBDA Margin (%)	18.2%	14.9%	(330)	bps
Average Selling Price			(12)%		1%
Units Sold			(6)%
Return Rate(d)	18.1%	19.4%	130	bps
eCommerce Revenue(e)	$375	$302	(19)%		(2)%
eCommerce % of Total Revenue	47.4%	47.3%	(10)	bps
Mobile % of eCommerce Revenue(f)	71.3%	70.2%	(110)	bps
LTM Total Customers(g)	5.0	4.6	(8)%

Zulily
Cost of Goods Sold % of Revenue	75.8%	77.3%	150	bps
Operating Income Margin (%)(h)	(3.8)%	(23.2)%	NM
Adjusted OIBDA Margin (%)(h)	2.3%	(8.2)%	NM
Mobile % of Total Orders	74.3%	74.2%	(10)	bps
LTM Total Customers(g)	5.6	3.4	(39)%

Cornerstone
Cost of Goods Sold % of Revenue	56.0%	58.7%	270	bps
Operating Income Margin (%)	13.5%	10.6%	(290)	bps
Adjusted OIBDA Margin (%)	15.9%	12.9%	(300)	bps
eCommerce Revenue(e)	$240	$252	5%
eCommerce % of Total Revenue	73.4%	73.9%	50	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Excludes a $15 million write-down related to inventory at its Rocky Mount, NC fulfillment center included in cost of goods sold.
c)	In the second quarter of 2022, QxH recognized a $240 million gain on sale related to the modification of the lease of its Ontario, CA distribution center. This gain is included in operating income and excluded from adjusted OIBDA.
d)	Measured as returned sales over gross shipped sales in US dollars.
e)	Based on net revenue.
f)	Based on gross US dollar orders.
g)	LTM: Last twelve months.
h)	Zulily recorded $6 million of restructuring charges during the second quarter of 2022 that are included in operating income and excluded from adjusted OIBDA.

Taxes

Qurate Retail estimates that its average annual effective tax rate in 2022 will be in the mid to high-30s percent range including federal, state and foreign taxes, excluding the impact of one-time gains and losses and other discrete events. This is elevated relative to prior years due to the expiration of certain of Qurate Retail’s green energy investment tax credits at the end of 2021, the GAAP treatment of dividends paid on Qurate Retail’s Preferred stock, and the mix of operating income in certain high-rate tax jurisdictions in 2022. This estimate excludes the impact of one-time items and is subject to adjustment.

Capital Returns

There were no repurchases of Qurate Retail’s Series A common stock (Nasdaq: QRTEA) from May 1, 2022 through July 31, 2022.  The remaining repurchase authorization for Qurate Retail is approximately $492 million as of August 1, 2022.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.D.T.) on August 5, 2022. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2022	6/30/2022
Cash and cash equivalents (GAAP)	$608	$561

Indemnification Asset(a)	$239	$175

Debt:
QVC senior secured notes(b)	$4,450	$3,914
QVC senior secured bank credit facility	747	914
Total Qurate Retail Group Debt	$5,197	$4,828

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,159	1,158
Corporate Level Debentures	1,951	1,950
Total Qurate Retail, Inc. Debt	$7,148	$6,778
Unamortized discount, fair market value adjustment and deferred loan costs	(56)	(309)
Total Qurate Retail, Inc. Debt (GAAP)	$7,092	$6,469

Other Financial Obligations:
Preferred stock(d)	$1,265	$1,265

QVC, Inc. leverage(e)	2.5x	2.3x

a)	Indemnity from Liberty Broadband, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to a mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC’s credit agreement. The gain from the leaseback transaction discussed previously is included in operating income and within the covenant calculations under QVC’s bank credit facility. Such gain was $240 million for the three months ended June 30, 2022. The expected gain from the QVC property transactions in July 2022 will also be included within the covenant calculations under QVC’s bank credit facility for the relevant measurement period.

Cash at Qurate Retail decreased $47 million in the second quarter as net debt reduction and capital expenditures more than offset proceeds received from asset sales, insurance proceeds and cash from operations.

Total debt at Qurate Retail decreased $370 million in the second quarter. On June 21, 2022, QVC completed its purchase of $536 million of its 4.375% Senior Secured Notes due 2023 (the “2023 Notes”) pursuant to a cash tender offer to purchase any and all of its outstanding 2023 Notes. As of June 30, 2022, the remaining $214 million principal amount of the 2023 Notes are classified within current portion of debt as they mature in less than one year.  QVC financed the cash tender offer with cash on hand and borrowings under its bank credit facility. Additionally during the second quarter, $250 million of cash proceeds received from the modification of the lease of QVC’s Ontario, CA fulfillment center was used to repay borrowings under its bank credit facility and the property’s $84 million remaining financing obligation was forgiven.

QVC’s bank credit facility has $914 million drawn as of June 30, 2022 with available capacity of approximately $2.31 billion, net of letters of credit. Qurate Retail is in compliance with all debt covenants as of June 30, 2022.

Subsequent to quarter end, QVC received $443 million in cash proceeds, net of fees and other expenses, related to the sale and leaseback of five US properties. Proceeds received by QVC were used to repay outstanding borrowings under its bank credit facility.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of June 30, 2022, a holder of the Charter exchangeable debentures has the ability to exchange and, accordingly, the indemnification asset is included as a current asset in our condensed balance sheet as of that date.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.D.T.) on August 5, 2022.  The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 8858509, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits (including Project Athens and the sale leaseback transactions), market potential, future financial performance and prospects, the impact of the fire at QVC’s Rocky Mount fulfillment center, insurance recoveries, the impact of global conflicts, Qurate Retail’s estimated ongoing annual tax rate, market conditions (including inflation and supply chain issues), the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19), issues impacting the global supply chain and labor market, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, acquisition-related costs and fire related costs, net (including Rocky Mount inventory losses) and (gain) loss on sale of fixed assets.  Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities, (gain) loss on sale of fixed assets and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022 and June 30, 2022, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q21	3Q21	4Q21	1Q22	2Q22
Qurate Retail, Inc. Operating Income	$433	$274	$7	$106	$418
Depreciation and amortization	129	139	141	130	134
Stock compensation expense	19	19	18	15	16
Restructuring and fire related costs, net (including Rocky Mount inventory losses)	—	—	21	84	22
Impairment of intangible assets	—	—	363	—	—
(Gain) on sale of fixed assets, net(a)	—	—	—	—	(243)
Qurate Retail, Inc. Adjusted OIBDA	$581	$432	$550	$335	$347

a)	Includes gain on sale related to the modification of the lease that resulted in a sale and leaseback for US GAAP purposes of QVC’s Ontario, CA distribution center and the sale of another immaterial asset.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022 and June 30, 2022, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q21	3Q21	4Q21	1Q22	2Q22
QVC
Operating income	$422	$316	$388	$130	$442
Depreciation and amortization	102	111	114	109	102
Stock compensation	11	13	11	8	10
Fire related costs, net (including Rocky Mount inventory losses)	—	—	21	82	16
(Gain) loss on sale of fixed assets, net	—	—	—	—	(243)
Adjusted OIBDA	$535	$440	$534	$329	$327

QxH Adjusted OIBDA	$391	$325	$374	$225	$232
QVC International Adjusted OIBDA	$144	$115	$160	$104	$95

Zulily
Operating income (loss)	$(15)	$(40)	$(396)	$(38)	$(51)
Depreciation and amortization	20	20	21	15	24
Stock compensation	4	3	2	3	3
Restructuring charges	—	—	—	2	6
Impairment of intangible assets	—	—	363	—	—
Adjusted OIBDA (Loss)	$9	$(17)	$(10)	$(18)	$(18)

Cornerstone
Operating income	$44	$16	$27	$24	$36
Depreciation and amortization	7	8	6	6	8
Stock compensation	1	—	1	1	—
Adjusted OIBDA	$52	$24	$34	$31	$44

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022 and June 30, 2022, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	2Q21	3Q21	4Q21	1Q22	2Q22
Qurate Retail, Inc. Net Income (GAAP)	$222	$127	$(215)	$1	$203
Purchase accounting amort., net of deferred tax benefit (a)	25	27	28	17	17
Impairment of intangible assets, net of tax impact	—	—	331	—	—
Restructuring and fire related costs, net of recoveries and tax impact (including Rocky Mount inventory losses)	—	—	16	63	17
Gain on sale of fixed assets, net of tax impact	—	—	—	—	(185)
Mark-to-market adjustments, net(b)	(15)	(31)	—	(23)	(5)
Adjusted Net Income	$232	$123	$160	$58	$47

Diluted earnings (loss) per share (GAAP)	$0.52	$0.31	$(0.54)	$—	$0.53
Total adjustments per share, net of tax	0.02	(0.01)	0.94	0.15	(0.41)
Adjusted earnings per share	$0.54	$0.30	$0.40	$0.15	$0.12

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

SCHEDULE 4

The following table provides certain incremental costs incurred and the insurance receivable balance related to the Rocky Mount, Inc. fulfillment center fire for the three months ended March 31, 2022 and June 30, 2022.

DIRECT COSTS RELATED TO ROCKY MOUNT FIRE AND INSURANCE RECEIVABLE BALANCE

(amounts in millions)
Insurance receivable balance as of December 31, 2021	$129

Three months ended March 31, 2022:
Other fire related costs(a)	$16
Less: Fire related costs not deemed probable to be covered by insurance policies(b)	(2)
Insurance receivable balance as of March 31, 2022	$143

Three months ended June 30, 2022:
Other fire related costs(a)	$24
Less: Fire related costs not deemed probable to be covered by insurance policies(b)	(1)
Less: Insurance recoveries received	(100)
Insurance receivable balance as of June 30, 2022	$66

a)	Excludes write-downs related to inventory remaining at the Rocky Mount facility, for which no insurance receivable was recorded. These expenses will be submitted as part of QVC's insurance claim; however, there can be no assurance that it will be recovered. The inventory write-downs are included in QxH's operating income and excluded from adjusted OIBDA.
b)	Costs included in QxH's operating income and excluded from adjusted OIBDA primarily related to personnel costs and legal fees.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2022	2021
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$561	587
Trade and other receivables, net	1,142	1,679
Inventory, net	1,737	1,623
Indemnification agreement receivable	175	324
Other current assets	226	235
Total current assets	3,841	4,448
Property and equipment, net	813	1,030
Intangible assets not subject to amortization	9,288	9,377
Intangible assets subject to amortization, net	666	745
Other assets, at cost, net of accumulated amortization	621	602
Total assets	$15,229	16,202
Liabilities and Equity
Current liabilities:
Accounts payable	1,043	1,429
Accrued liabilities	1,020	1,236
Current portion of debt	1,109	1,315
Other current liabilities	202	244
Total current liabilities	3,374	4,224
Long-term debt	5,360	5,674
Deferred income tax liabilities	1,457	1,350
Preferred stock	1,265	1,261
Other liabilities	582	707
Total liabilities	12,038	13,216
Equity	3,072	2,850
Non-controlling interests in equity of subsidiaries	119	136
Total liabilities and equity	$15,229	16,202

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2022	2021
Revenue:
Total revenue, net	$2,953	3,504

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	1,978	2,240
Operating expense	198	217
Selling, general and administrative, including stock-based compensation	461	485
Restructuring and fire related costs, net	7	—
Depreciation and amortization	134	129
(Gain) loss on sale of fixed assets, net	(243)	—
	2,535	3,071
Operating income (loss)	418	433

Other income (expense):
Interest expense	(119)	(118)
Share of earnings (losses) of affiliates, net	—	(22)
Realized and unrealized gains (losses) on financial instruments, net	7	19
Other, net	35	(23)
	(77)	(144)
Earnings (loss) before income taxes	341	289
Income tax (expense) benefit	(120)	(39)
Net earnings (loss)	221	250
Less net earnings (loss) attributable to noncontrolling interests	18	28
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$203	222

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2022	2021

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$234	474
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	264	257
Stock-based compensation	31	35
Share of (earnings) losses of affiliates, net	1	54
Realized and unrealized (gains) losses on financial instruments, net	(37)	(60)
(Gain) loss on sale of fixed assets, net	(243)	—
Deferred income tax expense (benefit)	56	(10)
Other, net	(5)	7
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	420	429
Decrease (increase) in inventory	(139)	(133)
Decrease (increase) in prepaid expenses and other assets	41	64
(Decrease) increase in trade accounts payable	(364)	(136)
(Decrease) increase in accrued and other liabilities	(317)	(279)
Net cash provided (used) by operating activities	(58)	702

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(7)	(139)
Capital expenditures	(101)	(110)
Expenditures for television distribution rights	(15)	(170)
Cash proceeds from dispositions of investments	12	2
Proceeds from sale of fixed assets	256	40
Insurance proceeds	70	—
Other investing activities, net	22	(2)
Net cash provided (used) by investing activities	237	(379)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,355	302
Repayments of debt	(1,466)	(230)
Repurchases of Qurate Retail common stock	—	(105)
Withholding taxes on net settlements of stock-based compensation	(8)	(24)
Derivative payments to counterparties	—	(81)
Derivative proceeds from counterparties	—	24
Dividends paid to noncontrolling interest	(27)	(31)
Dividends paid to common shareholders	(10)	(13)
Other financing activities, net	(10)	(6)
Net cash provided (used) by financing activities	(166)	(164)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(39)	(15)
Net increase (decrease) in cash, cash equivalents and restricted cash	(26)	144
Cash, cash equivalents and restricted cash at beginning of period	596	814
Cash, cash equivalents and restricted cash at end period	$570	958